Building the Future of Cannabinoid Therapeutics Corporate Presentation October 2019 Issuer Free Writing Prospectus Dated October 2, 2019 Filed pursuant to Rule 433 under the Securities Act of 1933, as amended, in connection with Registration Statement No. 333 - 23218 9

Disclaimers General Scopus BioPharma Inc . (the “Company”) has filed with the U . S . Securities and Exchange Commission (the “SEC”) a registration statement containing a preliminary prospectus relating to the offering of its securities to which this communication relates . Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively , the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting the Company at (212) 479 - 2513 . The Company will not accept any offers to buy the securities until the registration statement has become effective . This document is for information purposes only and does not constitute an offer to sell or a solicitation to buy securities . All information set forth herein is subject in all respects to the registration statement and the preliminary prospectus, as they may be amended from time to time . Notice Regarding Forward Looking Statements This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . All statements regarding the Company that are not historical fact, including, but not limited to, statements regarding expected future financial position, results of operations, cash flows, business strategy, budgets, competitive position, growth opportunities, plans and objectives of management for future operations, as well as statements containing words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “intends,” “may” or “will” or variations of such words and similar expressions, are forward - looking statements . By their nature, forwarding - looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our registration statement and preliminary prospectus . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In addition, we operate in a very competitive and rapidly changing environment . In light of these risks, uncertainties and assumptions, any forward - looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . Forward - looking statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward - looking statements for any reason, except as may be required by law . 1

Corporate Overview 2 Building a global biopharmaceutical company focused on developing novel cannabinoid therapeutics ● New chemical entities (“NCEs”) and proprietary compounds and molecules Focusing on diseases with unmet and compelling medical needs Using established clinical protocols and guidelines for obtaining FDA approval Cannabinoids are a class of chemical compounds that act on receptors throughout the body that make up the endocannabinoid system (“ECS”) ● Critical for maintaining overall human health ● Cannabidiol (“CBD”) and tetrahydrocannabinol (“THC”) are the most well - known and researched synthetic and plant - derived cannabinoids Lead drug candidates are indicated for: ● Systemic sclerosis ● Opioid - sparing pain management (potential replacement for opioid pain medicines)

Corporate Overview (Cont.) 3 Strategic alliances and licenses with leading world - renowned academic and research institutions Robust and growing patent portfolio with three issued patents and numerous pending patents Highly accomplished leadership team fully aligned with investors through significant equity interests ● Cohesive drug development team have worked together over past 20+ years Anticipating IPO on Nasdaq Global Market in November 2019

Targeting Conditions With Unmet and Compelling Medical Needs 4 (1) As per the NIH (2) Appropriate annual procedures as per GBI Research (3) Assumes annual treatment cost of $50,000 per year (4) Assumes cost of $300 per procedure Systemic Sclerosis Opioid - sparing, Pain - specific Anesthetics Patient Population 50,000 (1) 22 Million (2) Est. U.S. Market Size (Annual) $2.5 Billion (3) $6.0 Billion (4) Product Rationale Orphan indication with no FDA - approved treatments Displace highly - addictive opioid pain killers for post - surgical pain relief

Product Development Pipeline 5 Drug Candidate Indication(s) Lead Selection Pre - Clinical Testing IND - Enabling Studies Phase I Phase II Phase III MRI - 1867 Systemic Sclerosis (Orphan Drug Indication) SBP - 101 Opioid - sparing, Pain - selective Anesthetic ( 505(b )(2) Regulatory Pathway) Novel Dual - Action Hybrid Molecules Possible indications may include : Type 2 Diabetes Inflammation Arthritis Kidney Diseases Novel Derivatives of CBG and THCV Possible indications may include: Cancer CNS Disorders Metabolic Syndrome Anti - Bacterial

Strategic Relationships U.S.’s preeminent medical research institution NIH spent over $140 million in 2017 on cannabinoid research ● Over 330 research projects ● $36 million across 70 research projects on the therapeutic properties of cannabinoids We licensed dual - action cannabinoid receptor mediating compounds from NIH in July 2017 ● Developed by Dr. George Kunos, M.D., Ph.D . ● Targets systemic sclerosis, scleroderma and other skin fibrotic conditions Pioneer in cannabinoid and cannabis research for over 50 years ● Discovered and coined the term “endocannabinoid system” Established the Multidisciplinary Center for Cannabinoid Research (“MCCR”) in April 2017 ● Headed by Dr. Joseph (Yossi) Tam, D.M.D., Ph.D . ● Staffed by eminent scientists and doctors from Hebrew University and Hadassah Medical Center We commenced three research collaborations with Hebrew University in July 2018 ● Focused on developing novel, proprietary cannabinoid - based NCEs, compounds and molecules 6 National Institutes of Health (“NIH”)

Systemic Sclerosis (MRI - 1867) MRI - 1867 is a proprietary, dual - action, peripherally - restricted NCE CB 1 receptor inverse agonist and inhibitor of iNOS ● Over activation of CB 1 and iNOS has been implicated in the pathophysiology of systemic sclerosis, including fibrosis of the skin, lung, kidney and heart ● Modulation of two pathways should result in greater efficacy than targeting only one MRI - 1867 has demonstrated numerous positive characteristics in pre - clinical testing to date ● Published in vivo studies conducted by the NIH demonstrated that MRI - 1867 successfully prevented and treated fibrosis in lungs and liver ● In vivo studies under our CRADA have shown MRI - 1867 was effective in treating fibrosis in a bleomycin - induced skin fibrosis animal model ● Oral delivery with once daily dosing ● Does not cross the blood/brain barrier, thus eliminating potential adverse central nervous system side effects Potential regulatory and development advantages ● Systemic sclerosis is an orphan indication which may also enable MRI - 1867 to qualify for Accelerated Approval, Fast Track, Breakthrough Therapy and/or Priority Review from the FDA 7

MRI - 1867: Mechanism of Action 8 Indirect Activation Direct Activation Indirect Inhibition Direct Inhibition 0 Inflammation, Tissue injury Inflammatory Cytokines  (TLRs ligands, TNF α , 1 L 1 β ) Smad 2 / 3 - mediated expression of fibrotic genes (αSMA, COL 1 / 3 ,FBN) FIBROSIS CB 1 R CB 2 R TGFR 1 / 2 MRI - 1867 TGFR 1 / 2

Opioid - Sparing Pain Management (SBP - 101) In collaboration with Dr. Alexander Binshtok of Hebrew University, we are developing proprietary, cannabinoid - based, opioid - sparing anesthetics CBD , a known TRPV1 and TRPA1 activator, can be used for “painless” activation of these channels Completed initial feasibility study demonstrating combination of CBD and chloroprocaine results in pain - specific anesthesia without paralytic or neurotoxic side effects This novel class of pain - selective, opioid - sparing anesthesia should be applicable in multiple clinical settings ● Managing post - operative pain ● Epidural anesthesia during childbirth (pain relief while retaining the ability to “push”) ● Spinal anesthesia (particularly in patients susceptible to low blood pressure – e.g. , the elderly) Each of these applications have a large market opportunity Expectation for a 505(b )(2) development pathway 9

SBP - 101: Mechanism of Action 10 CBD - Induced, TRPV1 - Mediated, Pain Selective Anesthesia

Intellectual Property

- Robust and growing portfolio of novel and proprietary compounds, overwhelmingly with NCEs
- Actively engaging in licensing/acquisition discussions to further expand portfolio of drug candidates

Licensor	Name	Issued Patents	Est. Expiration	Filed Patent Applications
National Institutes of Health	"Cannabinoid Receptor Mediating Compounds"	2	2033	6
	"Pyrazole Derivatives and Their Use As Cannabinoid Receptor Mediators"	1	2035	8
	"Cannabinoid Receptor Mediating Compounds"	N/A	2036	1
Hebrew University	"Methods and Composition for Treating Pain and Itch"	N/A	2039	1

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Team 12 Leadership Team ● Morris C . Laster, M . D .: Co - Chairman, Chief Executive Officer and Director ● Ashish P . Sanghrajka : President and Chief Financial Officer ● Robert J . Gibson, CFA : Vice Chairman, Secretary, Treasurer and Director ● Aharon Schwartz, Ph . D .: Senior Advisor, Chairman of the Scientific Advisory Board and Director* ● Adi Drori, Ph . D .: Project Manager and Drug Development Coordinator Scientific Advisory Board ● Aharon Schwartz, Ph . D . ● George Kunos, M . D . , Ph . D . ● Joseph (Yossi) Tam, D . M . D . , Ph . D . ● Robert Spiera, M . D . ● Yair Levy, M . D . ● Tim Ahfeldt, Ph . D . * - Director nominee

Team (Cont.) 13 Board of Directors ● Morris C . Laster, M . D .: Co - Chairman, Chief Executive Officer and Director ● Joshua R . Lamstein : Co - Chairman and Director ● Robert J . Gibson, CFA : Vice Chairman, Secretary, Treasurer and Director ● Aharon Schwartz, Ph . D .: Senior Advisor, Chairman of the Scientific Advisory Board and Director* ● Ira Scott Greenspan : Senior Advisor and Director ● David S . Battleman, M . D .: Director* ● David A . Buckel, CMA : Director* ● David Weild IV : Director* * - Director nominee

Investment Highlights Upon Nasdaq Global Market listing, one of only four pure - play cannabinoid therapeutics companies pursuing FDA pathway ● FDA approval creates real barriers to entry, sustained competitive advantages and eligibility for insurance reimbursement ● Low barriers to entry for non - FDA approved CBD - based products resulting in intense competition, product commoditization and margin compression Lead drug candidates targeting diseases with significant addressable market opportunities Robust and growing IP portfolio Physician founded with an experienced leadership and scientific teams Compelling investment thesis 14

Thank You 15